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                                                                    EXHIBIT (11)

                  BB&T FINANCIAL CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

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
                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                  -----------------------------
                                                       1994           1993
                                                  -------------- --------------
                                                  ($ IN THOUSANDS, EXCEPT SHARE
                                                         AND PER SHARE)
Primary
  Net income..................................... $       25,728         22,852
                                                  ============== ==============
Shares
  Weighted average number of common shares out-
   standing......................................     32,154,527     29,325,991
  Add shares assuming exercise of options reduced
   by the number of shares which could have been
   purchased with the proceeds from exercise of
   such options..................................        449,759        548,527
                                                  -------------- --------------
  Primary weighted average number of common
   shares and equivalent share...................     32,604,286     29,874,518
                                                  ============== ==============
Primary income per common share and equivalent
 share........................................... $          .79            .76
                                                  ============== ==============
Assuming full dilution
  Net income..................................... $       25,728         22,852
  Add after tax interest expense and amortization
   of issue costs applicable to convertible de-
   benture.......................................            --             386
                                                  -------------- --------------
Net income as adjusted........................... $       25,728         23,238
                                                  ============== ==============
Shares
  Weighted average number of common shares out-
   standing......................................     32,154,527     29,325,991
  Add shares assuming exercise of options reduced
   by the number of shares which could have been
   purchased with the proceeds from exercise of
   such options..................................        449,759        561,142
  Add shares assuming conversion of convertible
   debentures....................................            --       1,914,750
                                                  -------------- --------------
Fully diluted weighted average number of shares..     32,604,286     31,801,883
                                                  ============== ==============
Fully diluted income per share................... $          .79            .73
                                                  ============== ==============
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